UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALPINE SUMMIT ENERGY PARTNERS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 HSBC Building, 885 West Georgia Street, Vancouver, British Columbia, Canada	V6C 3E8
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Subordinate Voting Shares, without par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

The securities to be registered consist of Class A Subordinate Voting Shares, without par value (the "SVS"), of Alpine Summit Energy Partners, Inc. (the "Registrant" or "Alpine"). The description of the Registrant's SVS under the section captioned "Description of Capital Structure", in Exhibit 99.1 to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission on April 26, 2022 and amended on May 20, 2022, is incorporated herein by reference.

Foreign Constraints

There are no limitations under the laws of Canada or in the constituting documents of the Registrant on the right of foreigners to hold or vote securities of the Registrant, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of "control" of the Registrant by a "non-Canadian." The threshold for acquisitions of control under the Investment Canada Act is generally defined as being one-third or more of the voting shares of the Registrant. "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to a person who holds, as beneficial owner, SVS and who, at all relevant times, for the purposes of the Tax Act: (i) is not (and is not deemed to be) resident in Canada, (ii) hold the SVS as capital property, (iii) deals at arm's length with the Registrant, (iv) is not affiliated with Registrant, and (v) does not, and is not deemed to, use or hold the SVS in or in the course of carrying on a business in Canada, all within the meaning of the Tax Act (a "Non-Resident Holder"). The SVS will generally be considered to be capital property to a Non-Resident Holder unless the Non Resident Holder holds or uses the SVS, or is deemed to hold or use the SVS, in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. This summary does not apply to a Non-Resident Holder that is (i) an insurer that carries on an insurance business in Canada and elsewhere, an (ii) an "authorized foreign bank" (as defined in the Tax Act) or (iii) a Non-Resident Holder that is otherwise of special status or in special circumstances. Such Non-Resident Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) ("Tax Proposals") before the date of this short form prospectus, our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof, and the current provisions of the Canada - United States Tax Convention (1980), as amended (the "U.S. Treaty"). No assurance can be made that the Tax Proposals will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account other federal, provincial, state, local or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary does not take into account the potential effect of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the "MLI"). On August 29, 2019, Canada deposited its instrument of ratification with the Depositary of the MLI, and the MLI entered into force in Canada on December 1, 2019. The MLI applies to Canada's tax treaties and conventions with countries which have also deposited their instruments of ratification with the Depositary and which have mutually indicated that their treaties or conventions with Canada will be covered by the MLI. As of the date hereof, the United States has not ratified the MLI.

The Registrant is a Canadian corporation for purposes of the Tax Act. As referenced under "Certain Material United States Federal Income Tax Considerations", the Registrant is also classified as a U.S. domestic corporation for United States federal income tax purposes, with related consequences and potential consequences to the Registrant and its shareholders. Accordingly, all Non-Resident Holders should review the discussion under "Certain Material United States Federal Income Tax Considerations", and consult with their own tax advisors in this regard. For purposes of the discussion of Canadian federal income tax considerations below, it has been assumed that the Registrant is and will be classified as a U.S. domestic corporation for United States federal income tax purposes at all relevant times. No legal opinion or tax ruling has been sought or obtained in this regard or with respect to any other assumptions made for purposes of this summary.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder, and no representations concerning the tax or other consequences to any particular Non-Resident Holder or prospective Non-Resident Holder are made. The income and other tax consequences of acquiring, holding or disposing of SVS will depend on the Non-Resident Holder's particular status and circumstances, including the country in which the Non-Resident Holder resides or carries on business.  This summary does not address the deductibility of interest on any funds borrowed by a Non-Resident Holder to purchase SVS.  Prospective purchasers of SVS (including Non-Resident Holder as defined above) should consult their own tax advisors with respect to an investment in SVS having regard to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding, or disposition of the SVS must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the Canadian-U.S. dollar exchange rate.

Dividends on Class A Subordinate Voting Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on the SVS, if any, will be subject to Canadian withholding tax. The Tax Act imposes withholding tax at a rate of 25% on the gross amount of the dividend, although such rate may be reduced by virtue of an applicable tax treaty. For example, under the U.S. Treaty, where dividends on the SVS are paid to a Non-Resident Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to all of the benefits of, the U.S. Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. Non-Resident Holders should also review "Certain Material United States Federal Income Tax Considerations."

Dispositions of Class A Subordinate Voting Shares

A Non-Resident Holder who disposes of or is deemed to have disposed of SVS will not be subject to income tax under the Tax Act unless the SVS are, or are deemed to be, "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident Holder.

Generally, provided that the SVS are, at the time of disposition, listed on a "designated stock exchange" (which currently includes The Nasdaq Stock Market LLC), the SVS will not constitute taxable Canadian property of a Non-Resident Holder unless, at any time during the 60-month period immediately preceding the disposition, the following two conditions are met: (a) 25% or more of the issued shares of any class or series of the capital stock of the Registrant were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm's length (for the purposes of the Tax Act), and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of such shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) "Canadian resource property" (as defined in the Tax Act), (iii) "timber resource property" (as defined in the Tax Act) or (iv) options in respect of, or interests in any of, the foregoing property, whether or not such property exists. Notwithstanding the foregoing, the SVS may also be deemed to be taxable Canadian property to a Non-Resident Holder under other provisions of the Tax Act. Non-Resident Holders for whom the SVS are, or may be, taxable Canadian property should consult their own tax advisors.

In the event that the SVS are taxable Canadian property of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, generally, one half of any capital gain (a "taxable capital gain") realized by such Non-Resident Holder must be included in the Non-Resident Holder's income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one half of any capital loss incurred by such Non-Resident Holder (an "allowable capital loss") must generally be deducted from taxable capital gains realized by the Non-Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act. Non-Resident Holders should consult their own tax advisor in this regard.

Certain Material United States Federal Income Tax Considerations

The following discussion is a general summary of certain material U.S. federal income tax considerations for U.S. Holders and certain Non-U.S. Holders (each as defined below) relating to the acquisition, ownership and disposition of SVS, but does not purport to be a complete analysis of all potential tax matters for consideration. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder or Non-U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder or Non-U.S. Holder, including specific tax consequences to a U.S. Holder or Non-U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder or Non-U.S. Holder.  Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service (the "IRS"), in each instance in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of SVS. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. Alpine has not sought and will not seek any rulings from the IRS, or an opinion from legal counsel, regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the acquisition, ownership and disposition of SVS.

This discussion is limited to U.S. Holders and certain Non-U.S. Holders that hold SVS as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the acquisition, ownership and disposition of SVS or the impact of the U.S. federal alternative minimum tax or the U.S. Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation holders that:

• are banks, insurance companies, or other financial institutions;

• are regulated investment companies or real estate investment trusts;

• are brokers, dealers or traders in securities or foreign currencies, or that use the mark-to-market method of accounting for U.S. federal income tax purposes;

• are tax-exempt organizations, governmental organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

• hold SVS as part of a hedge, straddle, or as part of a conversion transaction or other integrated transaction;

• acquire SVS as compensation for services or through the exercise or cancellation of employee stock options or warrants;

• have a "functional currency" other than the U.S. dollar;

• own or have owned, directly, indirectly, or constructively 10% or more of the voting power or value of Alpine;

• are "controlled foreign corporations," "passive foreign investment companies," or corporations that accumulate earnings to avoid, or which has the result of avoiding, U.S. federal income tax;

• are partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

• are S corporations (and shareholders thereof);

• are corporations organized outside the United States that are nonetheless classified as domestic corporations for U.S. federal income tax purposes;

• are deemed to sell SVS under the constructive sale provisions of the Code;

• are U.S. expatriates, former citizens of the U.S., or former long-term residents of the U.S.;

• are U.S. Holders that hold SVS in connection with a trade or business, permanent establishment, or fixed base outside the United States or are otherwise

• are subject to the alternative minimum tax or the tax on net investment income; and/or

• are required to accelerate the recognition of any item of gross income with respect to SVS as a result of such income being recognized on an applicable financial statement or are otherwise subject to special U.S. tax accounting rules.

If an entity classified as a partnership for U.S. federal income tax purposes holds SVS, the tax treatment of a partner (or other owner) in such partnership generally will depend on the status of the partner (or other owner), the activities of the entity treated as a partnership for U.S. federal income tax purposes, and certain determinations made at the partner (or other owner) level. Accordingly, entities treated as partnerships holding SVS and the partners (or other owners) in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SVS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a "U.S. Holder" is any beneficial owner of SVS that is, for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the U.S.;

• a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state within the U.S. or the District of Columbia;

• an estate the income of which is subject to U.S. federal income tax regardless of its source; or

• a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Tax Classification as a U.S. Domestic Corporation

Pursuant to Section 7874(b) of the Code and the Treasury Regulations promulgated thereunder, notwithstanding that Alpine is organized under the provisions of the British Columbia Business Corporations Act, solely for U.S. federal income tax purposes, Alpine is classified as a U.S. domestic corporation.

A number of significant and complicated U.S. federal income tax consequences may result from such classification, and this summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the Code and the Treasury Regulations promulgated thereunder do not address all the possible tax consequences that arise from Alpine being treated as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to Alpine that are not discussed in this summary.

Generally, Alpine will be subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is "U.S. source" or "foreign source") and will be required to file a U.S. federal income tax return annually with the IRS. Alpine anticipates that it will also be subject to tax in Canada. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given the treatment of Alpine as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of Alpine in Canada. Accordingly, it is possible that Alpine will be subject to double taxation with respect to all or part of its taxable income. It is anticipated that such U.S. and Canadian tax treatment will continue indefinitely and that the SVS will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers.

Tax Considerations for U.S. Holders

Distributions

The gross amount (without reduction for any Canadian tax withheld) of distributions, including constructive distributions, made on SVS generally will be included in a U.S. Holder's income as ordinary dividend income to the extent of the current and accumulated earnings and profits (determined under U.S. federal income tax principles) of Alpine as of the end of the taxable year of Alpine in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders (including individuals), such dividends may be eligible to be taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Dividends received by a corporate holder of SVS may be eligible for a dividends received deduction, subject to applicable limitations.

Distributions in excess of the current and accumulated earnings and profits of Alpine will be treated as a return of capital to the extent of a U.S. Holder's adjusted tax basis in SVS and thereafter as capital gain from the sale or exchange of such SVS, which will be taxable according to rules discussed under the heading "- Sale or Other Taxable Disposition," below.

Dividends generally will be subject to Canadian withholding tax. However, dividends will not constitute foreign source income for U.S. foreign tax credit limitation purposes because Alpine, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under the heading "Tax Classification as a U.S. Domestic Corporation". Therefore, U.S. Holders may not be able to claim a U.S. foreign tax credit for any Canadian withholding tax unless such U.S. Holders have sufficient other foreign source income.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of SVS, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder's adjusted tax basis in SVS surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder's holding period in SVS is more than one year at the time of the sale or other taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

Foreign Tax Credit Limitations

Because it is anticipated that Alpine will be subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its SVS. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer's U.S. federal income tax that the taxpayer's foreign source taxable income bears to the taxpayer's worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source. The status of Alpine as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by Alpine to be treated as U.S. source rather than foreign source for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from Alpine. Similarly, to the extent a sale or disposition of the SVS by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the SVS constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In each case, however, the U.S. Holder should be able to take a deduction for the U.S. Holder's Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year.

The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding these rules.

Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of SVS, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 24%) is imposed upon certain payments to persons that fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions to U.S. Holders will generally be exempt from backup withholding, provided the U.S. Holder meets applicable certification requirements, including providing a U.S. taxpayer identification number on a properly completed IRS Form W-9, or otherwise establishes an exemption. Alpine must report annually to the IRS and to each U.S. Holder the amount of distributions and dividends paid to that U.S. Holder and the proceeds from the sale or other disposition of SVS, unless such U.S. Holder is an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will generally be allowed as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information and returns are timely furnished by such U.S. Holder to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. Holder who is required to furnish information but does not do so in the proper manner. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Tax Considerations for Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of SVS that is neither a "U.S. Holder" nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on SVS will constitute dividends for U.S. federal income tax purposes to the extent paid from Alpine's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its SVS, but not below zero, and thereafter be treated as capital gain and will be treated as described under "- Sale or Other Taxable Disposition" below. If Alpine is a "USRPHC" (as defined below under the heading "- Sale or Other Taxable Disposition") and does not qualify for the "Regularly Traded Exception" (as defined below under the heading "- Sale or Other Taxable Disposition"), distributions which constitute a return of the Non-U.S. Holder's investment will be subject to withholding unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Subject to the discussions under "- Information Reporting and Backup Withholding" and under "- FATCA" below, any dividend paid to a Non-U.S. Holder of SVS that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of such distribution, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide its financial intermediary with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an appropriate successor form), properly certifying such holder's eligibility for the reduced rate. If a Non-U.S. Holder holds SVS through a financial institution or other agent acting on the Non-U.S. Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent, and the Non-U.S. Holder's agent will then be required to provide such (or a similar) certification to Alpine, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, or fixed base, of the Non-U.S. Holder) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. person. In such case, Alpine will not have to withhold U.S. federal tax so long as the Non-U.S. Holder timely complies with the applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide its financial intermediary with an IRS Form W-8ECI properly certifying its eligibility for such exemption. Any such effectively connected dividends received by a corporate Non-U.S. Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items. Non-U.S. Holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions under "Information Reporting and Backup Withholding" and under "FATCA" below, any gain realized on the sale or other disposition of SVS by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

• the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, or fixed base, of the Non-U.S. Holder);

• the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

• Alpine is or has been a "United States real property holding corporation (a "USRPHC") under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder's holding period for the SVS, in which case, subject to the exception discussed below, such gain will be subject to U.S. federal net income tax at graduated rates as if the gain or loss were effectively connected with the conduct of a U.S. trade or business.

A Non-U.S. Holder who has gain that is described in the first bullet point immediately above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition pursuant to regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. person. In addition, a corporate Non-U.S. Holder described in the first bullet point immediately above may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items.

A Non-U.S. Holder who meets the requirements described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Alpine believes it currently is, and anticipates remaining, a USRPHC. Because the determination of whether Alpine is a USRPHC depends, however, on the fair market value of Alpine's "United States real property interests" ("USRPIs") relative to the fair market value of Alpine's non-U.S. real property interests and other business assets, there can be no assurance Alpine currently is a USRPHC or will remain one in the future. Even if Alpine is or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of SVS will not be subject to U.S. federal income tax if the SVS are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (the "Regularly Traded Exception"), and such Non-U.S. Holder owned, actually and constructively, 5% or less of the common shares of Alpine throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.  Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above, and a 15% withholding tax generally would apply to the gross proceeds from the sale of SVS, in the event that (i) such holder owned, actually and constructively, more than 5% of the common shares of Alpine at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period, or (ii) the Regularly Traded Exception is not satisfied during the relevant period with respect to the security sold. Alpine's SVS are currently listed on the TSX-V and are currently quoted on OTCQX. There can be no assurance that the SVS will satisfy the Regularly Traded Exception at any particular point in the future. Non-U.S. Holders should consult their own tax advisors regarding the consequences if Alpine is, has been, or will be a USRPHC and regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

With respect to distributions and dividends on SVS, Alpine must report annually to the IRS and to each Non-U.S. Holder the amount of distributions and dividends paid to such Non-U.S. Holder and any tax withheld with respect to such distributions and dividends, regardless of whether withholding was required with respect thereto. Copies of the information returns reporting such dividends and distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty, tax information exchange agreement or other arrangement. A Non-U.S. Holder will be subject to backup withholding for dividends and distributions paid to such Non-U.S. Holder unless either (i) such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (as defined in the Code), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such Non-U.S. Holder otherwise establishes an exemption.

With respect to sales or other dispositions of SVS, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of SVS within the U.S. or conducted through certain U.S.-related financial intermediaries, unless either (i) such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (as defined in the Code), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such Non-U.S. Holder otherwise establishes an exemption.

Whether with respect to distributions and dividends, or the sale or other disposition of SVS, backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Withholding taxes may be imposed pursuant to "FATCA" (generally, Sections 1471 through 1474 of the Code) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, except as discussed below, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition (including certain distributions treated as a sale or other disposition) of, SVS paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code).

Such 30% FATCA withholding will not apply to a foreign financial institution if such institution undertakes certain diligence and reporting obligations, or otherwise qualifies for an exemption from these rules. The diligence and reporting obligations include, among others, entering into an agreement with the U.S. Department of Treasury pursuant to which the foreign financial institution must (i) undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

The 30% FATCA withholding will not apply to a non-financial foreign entity which either certifies that it does not have any "substantial United States owners" (as defined in the Code), furnishes identifying information regarding each substantial United States owner, or otherwise qualifies for an exemption from these rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on SVS. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of SVS, proposed Treasury Regulations, which state that taxpayers may rely on such proposed regulations until final regulations are issued, eliminate this requirement. Non-U.S. Holders should consult their own tax advisors with respect to the potential tax consequences of FATCA to their investment in SVS.

Item 2.  Exhibits.

Under the "Instructions as to Exhibits" section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are to be registered on The Nasdaq Stock Market LLC and the securities to be registered hereby are not being registered pursuant to Section 12(g) of the United States Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the United States Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 23, 2022

ALPINE SUMMIT ENERGY PARTNERS, INC.

By: /s/ Darren Moulds

 Name: Darren Moulds

 Title: Chief Financial Officer